EXHIBIT 19

                                                      HIGHLIGHTS (UNAUDITED)



                                Three Months Ended Sept. 30,       Nine Months Ended Sept. 30,        Twelve Months Ended Sept. 30,
                                ----------------------------       ----------------------------       -----------------------------

Dollars in thousands,                             % Increase                         % Increase                         % Increase
(except per share amounts)      1997        1996  (Decrease)       1997        1996  (Decrease)       1997        1996  (Decrease)
--------------------------      ----        ----  ----------       ----        ----  ----------       ----        ----  -----------
Revenues and sales          $813,746    $807,398      1      $2,414,931  $2,386,117       1     $3,221,232  $3,159,972       2
Net income                  $122,064    $ 18,824    548      $  397,662  $  194,805     104     $  494,594  $  287,382      72
Primary earnings per average
  common share outstanding      $.65        $.10    550           $2.11       $1.02     107          $2.62       $1.50      75

From current businesses 1:
  Revenues                  $813,746    $739,731     10      $2,372,084  $2,181,608       9     $3,111,839  $2,864,480       9
  Operating income          $190,721    $173,072     10      $  559,506  $  523,693       7     $  736,054  $  681,643       8
  Net income                $ 99,495    $ 89,842     11      $  288,673  $  266,461       8     $  381,462  $  344,411      11
  Earnings per share            $.53        $.47     13           $1.53       $1.39      10          $2.02       $1.80      12

Average common shares
  including equivalents  187,288,000 190,456,000     (2)    187,665,000 190,584,000      (2)   188,159,000 190,531,000      (1)
Annual dividend rate
  per common share             $1.10       $1.04      6
Total assets                                                                                    $5,599,636  $5,173,935       8
Wireline access lines                                                                            1,752,433   1,664,851       5
Wireless customers                                                                                 921,103     738,040      25

----------

1 Excludes the sold wireline, healthcare, wire and cable operations and the provision to reduce carrying value of certain assets, gain on disposal of assets and other.

                                                                16

                                                    BUSINESS SEGMENTS (UNAUDITED)



                              Three Months Ended Sept. 30,       Nine Months Ended Sept. 30,         Twelve Months Ended Sept. 30,
                              ----------------------------       -----------------------------       -----------------------------

                                                % Increase                          % Increase                          % Increase
(Dollars in thousands)        1997       1996   (Decrease)       1997        1996   (Decrease)       1997        1996   (Decrease)
----------------------        ----       ----   ----------       ----        ----   ----------       ----        ----   ----------
Revenues and Sales:
  Wireline                $321,029   $292,788       10     $  933,499  $  872,432        7     $1,230,143  $1,167,838        5
  Wireless                 138,719    123,259       13        400,547     350,227       14        525,429     452,637       16
                          --------   --------              ----------  ----------              ----------  ----------
    Total communications   459,748    416,047       11      1,334,046   1,222,659        9      1,755,572   1,620,475        8
  Information services     244,541    244,771        -        709,318     704,929        1        963,460     956,342        1
  Product distribution      79,181    111,038      (29)       279,185     349,598      (20)       381,967     447,715      (15)
  Other operations          30,276     35,542      (15)        92,382     108,931      (15)       120,233     135,440      (11)
                          --------   --------              ----------  ----------              ----------  ----------
    Total                 $813,746   $807,398        1     $2,414,931  $2,386,117        1     $3,221,232  $3,159,972        2
                          ========   ========              ==========  ==========              ==========  ==========


Operating Income:
  Wireline                $111,817   $ 99,350       13     $  326,356  $  307,304        6     $  427,434  $  414,810        3
  Wireless                  47,042     41,155       14        131,129     112,945       16        169,904     144,422       18
                          --------   --------              ----------  ----------              ----------  ----------
    Total communications   158,859    140,505       13        457,485     420,249        9        597,338     559,232        7
  Information services      35,018    (41,380)     185        104,421      23,667      341        147,789      64,615      129
  Product distribution       3,124      5,936      (47)        11,754      19,057      (38)        16,357      24,462      (33)
  Other operations           2,326      2,726      (15)         7,037       8,274      (15)        10,044       9,104       10
  Corporate expenses        (8,606)   (51,952)     (83)       (36,592)    (63,357)     (42)       (43,688)    (72,221)     (40)
                          --------   --------              ----------  ----------              ----------  ----------
    Total                 $190,721   $ 55,835      242     $  544,105  $  407,890       33     $  727,840  $  585,192       24
                          ========   ========              ==========  ==========              ==========  ==========

                                                                17


                                             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)



                                                   Three Months                  Nine Months                     Twelve Months
                                                  Ended Sept. 30,               Ended Sept. 30,                 Ended Sept. 30,
                                                  ---------------               ---------------                 ---------------

(Dollars in thousands,
 except per share amounts)                       1997         1996            1997           1996             1997           1996
 -------------------------                       ----         ----            ----           ----             ----           ----
Revenues and Sales:
  Service revenues                           $682,271     $638,865      $1,982,042     $1,870,471       $2,636,416     $2,496,092
  Product sales                               131,475      168,533         432,889        515,646          584,816        663,880
                                             --------     --------      ----------     ----------       ----------     ----------
  Total revenues and sales                    813,746      807,398       2,414,931      2,386,117        3,221,232      3,159,972
                                             --------     --------      ----------     ----------       ----------     ----------

Costs and Expenses:
  Cost of products sold                        81,985      111,331         279,156        342,517          385,095        444,213
  Operations                                  372,712      361,203       1,086,185      1,041,245        1,442,566      1,375,717
  Maintenance                                  36,830       37,202         108,582        111,591          144,214        147,409
  Depreciation and amortization               114,741      105,392         330,282        314,930          439,467        425,301
  Taxes, other than income taxes               16,757       16,155          49,747         47,664           65,176         61,860
  Provision to reduce carrying value
    of certain assets                               -      120,280          16,874        120,280           16,874        120,280
                                             --------     --------      ----------     ----------       ----------     ----------
  Total costs and expenses                    623,025      751,563       1,870,826      1,978,227        2,493,392      2,574,780
                                             --------     --------      ----------     ----------       ----------     ----------

Operating Income                              190,721       55,835         544,105        407,890          727,840        585,192

Other income, net                               1,898        1,261           1,915          2,038            2,802          4,030
Interest expense                              (32,517)     (32,082)        (96,403)       (98,281)        (128,954)      (131,522)
Gain on disposal of assets and other           34,413            -         206,622         (2,278)         206,622          2,570
                                             --------     --------      ----------     -----------      ----------     ----------
Income before income taxes                    194,515       25,014         656,239        309,369          808,310        460,270
Income taxes                                   72,451        6,190         258,577        114,564          313,716        172,888
                                             --------     --------      ----------     ----------       ----------     ----------
Net income                                    122,064       18,824         397,662        194,805          494,594        287,382
Preferred dividends                               251          265             765            813            1,023          1,088
                                             --------     --------      ----------     ----------       ----------     ----------
Net income applicable to common shares       $121,813     $ 18,559      $  396,897     $  193,992       $  493,571     $  286,294
                                             ========     ========      ==========     ==========       ==========     ==========

Primary Earnings per Share                       $.65         $.10           $2.11          $1.02            $2.62          $1.50

                                                                18


                            CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                         Nine Months               Twelve Months
                                                       Ended Sept. 30,            Ended Sept. 30,
                                                       ---------------            ---------------
(Dollars in thousands)                                1997         1996          1997          1996
----------------------                                ----         ----          ----          ----
Net Cash Provided by Operations                   $577,725     $576,781      $807,126      $767,046
                                                  --------     --------      --------      --------

Cash Flows from Investing Activities:
  Additions to property, plant and equipment      (369,149)    (329,361)     (503,489)     (443,109)
  Sale of property                                 200,598       38,687       200,598       155,654
  Purchase of property, net of cash acquired       (40,447)           -       (40,447)            -
  Additions to capitalized software
    development costs                              (54,391)     (55,850)      (76,860)      (68,962)
  Additions to other intangible assets            (146,526)           -      (146,526)            -
  Investments sold (acquired)                      150,542       22,548       145,778         7,145
  Other, net                                       (52,080)     (37,761)      (77,363)      (98,123)
                                                  --------     --------      --------      --------
    Net cash used in investing activities         (311,453)    (361,737)     (498,309)     (447,395)
                                                  --------     --------      --------      --------

Cash Flows from Financing Activities:
  Dividends on preferred and common stock         (154,937)    (148,586)     (204,446)     (194,285)
  Reductions in long-term debt                     (24,850)    (376,327)      (42,481)     (473,171)
  Preferred stock redemptions and purchases           (793)        (725)         (772)       (1,215)
  Purchase of common stock                         (92,675)           -      (168,279)            -
  Long-term debt issued                             36,550      313,579       122,672       333,140
  Common stock issued                                7,297        3,797         7,024         9,973
                                                  --------     --------      --------      --------
    Net cash used in financing activities         (229,408)    (208,262)     (286,282)     (325,558)
                                                  --------     --------      --------      --------
Increase (decrease) in cash and
  short-term investments                            36,864        6,782        22,535        (5,907)
Cash and Short-term Investments:
  Beginning of period                               13,874       21,421        28,203        34,110
                                                  --------     --------      --------      --------
  End of period                                   $ 50,738     $ 28,203      $ 50,738      $ 28,203
                                                  ========     ========      ========      ========

                                                                19


                            CONSOLIDATED BALANCE SHEETS (UNAUDITED)



                                                    Sept. 30,        Dec. 31,       Sept. 30,
Assets (Dollars in thousands)                         1997             1996           1996
-----------------------------                         ----             ----           ----
Current Assets:
  Cash and short-term investments                  $   50,738      $   13,874      $   28,203
  Accounts receivable (less allowance for
    doubtful accounts of $21,286, $21,271
    and $20,688, respectively)                        535,505         554,316         554,098
  Materials and supplies                               15,563          17,152          19,164
  Inventories                                          46,545          85,970          83,632
  Prepaid expenses                                     27,737          38,156          41,669
                                                   ----------      ----------      ----------
  Total current assets                                676,088         709,468         726,766
                                                   ----------      ----------      ----------

Investments                                           872,727         838,651         699,416
Excess of cost over equity in purchased entities
  and other intangibles                               587,521         425,823         433,511

Property, Plant and Equipment:
  Wireline                                          3,958,886       3,827,659       3,782,042
  Wireless                                            658,053         582,707         544,007
  Information services                                519,545         506,905         494,401
  Other                                                10,295          27,618          27,229
  Under construction                                  205,202         169,439         153,574
                                                   ----------      ----------      ----------
  Total property, plant and equipment               5,351,981       5,114,328       5,001,253
  Less accumulated depreciation                     2,243,669       2,072,789       2,003,225
                                                   ----------      ----------      ----------
  Net property, plant and equipment                 3,108,312       3,041,539       2,998,028
                                                   ----------      ----------      ----------
Other assets                                          354,988         343,702         316,214
                                                   ----------      ----------      ----------
Total Assets                                       $5,599,636      $5,359,183      $5,173,935
                                                   ==========      ==========      ==========

                                                                20


                                                    Sept. 30,        Dec. 31,       Sept. 30,
Liabilities and Shareholders' Equity                  1997             1996           1996
------------------------------------                  ----             ----           ----
Current Liabilities:
  Current maturities of long-term debt             $   41,302      $   37,798      $   38,082
  Accounts payable                                    214,224         240,570         214,686
  Advance payments and customers' deposits             79,382          78,080          77,907
  Accrued taxes                                        96,384          41,932          41,380
  Accrued dividends                                    52,694          52,440          49,772
  Other current liabilities                           142,934         139,876         139,166
                                                   ----------      ----------      ----------
  Total current liabilities                           626,920         590,696         560,993
                                                   ----------      ----------      ----------

Deferred Credits:
  Investment tax                                        9,203          12,915          16,623
  Income taxes                                        671,415         661,972         614,605
                                                   ----------      ----------      ----------
  Total deferred credits                              680,618         674,887         631,228
                                                   ----------      ----------      ----------

Long-term debt                                      1,771,025       1,756,142       1,687,411
Other liabilities                                     237,158         233,896         243,674
Preferred stock, redeemable                             5,695           6,455           6,455

Shareholders' Equity:
  Preferred stock                                       9,165           9,198           9,216
  Common stock                                        185,340         187,200         189,603
  Additional capital                                  214,821         285,779         359,230
  Unrealized holding gain on investments              363,357         351,867         267,813
  Retained earnings                                 1,505,537       1,263,063       1,218,312
                                                   ----------      ----------      ----------
  Total shareholders' equity                        2,278,220       2,097,107       2,044,174
                                                   ----------      ----------      ----------
Total Liabilities and Shareholders' Equity         $5,599,636      $5,359,183      $5,173,935
                                                   ==========      ==========      ==========

                                       21

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Financial Statement Presentation:

    The consolidated financial statements at September 30, 1997 and 1996 and for the three, nine and twelve month periods then ended, are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain prior year amounts have been reclassified to conform with the 1997 financial statement presentation.

2.  Excess of Cost Over Equity in Purchased Entities and Other Intangibles:

    Other intangibles consist of the cost of the Personal Communications Services ("PCS") licenses of approximately $146.5 million. The PCS licenses will be amortized upon commencement of operations on a straight-line basis over 40 years.

3.  Provision to Reduce Carrying Value of Certain Assets:

    During the second quarter of 1997, the Company recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its product distribution segment's wire and cable subsidiary, HWC Distribution Corp., ("HWC"). The sale of HWC was completed in May. The net income impact of this write-down resulted in a decrease in net income of $11.7 million or $.06 per share for the nine and twelve months ended September 30, 1997.

    Operating results of the wire and cable subsidiary included in the Company's consolidated results of operations for the three, nine and twelve months ended September 30, 1997 and 1996, were as follows:

                                              (Thousands)
                           --------------------------------------------------

                           Three Months       Nine Months       Twelve Months
                               Ended             Ended              Ended
                           ------------       -----------       -------------
                          1997      1996     1997      1996     1997      1996
                          ----      ----     ----      ----     ----      ----
    Revenues and sales $     -  $ 38,032  $42,847  $123,363  $76,020  $161,893
    Operating income   $     -  $  1,918  $ 1,473  $  6,055  $ 3,337  $  8,914

4.  Gain on Disposal of Assets and Other:

    During the third quarter of 1997, the Company recorded a pretax gain of $34.4 million primarily related to the sale of its investment in a software company. This gain resulted in an increase of $22.6 million in net income and $.12 in earnings per share for the three, nine and twelve month periods ended September 30, 1997. In the second quarter of 1997, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in WorldCom, Inc. common stock. The net income impact from this transaction resulted in an increase of $88.1 million in net income and $.46 in earnings per share for the nine and twelve month periods ended September 30, 1997. During the first quarter of 1997, the Company recorded a pretax gain of $16.2 million from the sale of information services' healthcare operations. The net income impact from this transaction resulted in an increase of $9.2 million in net income and $.05 in earnings per share for the nine and twelve month periods ended September 30, 1997.

TO ALLTEL STOCKHOLDERS:
ALLTEL Corporation recently announced double-digit growth in its third quarter results from current businesses, led by strong gains in its wireline business and another double-digit increase in revenues from information services.
    Among the highlights in the third quarter results from current businesses:
    o Earnings per share grew by 13 percent from a year ago, to 53 cents per share from current businesses.
    o Revenues and operating income for ALLTEL's wireline business increased 10 and 13 percent respectively from last year, driven by a 5.3 percent increase in access lines and a significant growth in the long-distance business.
    o ALLTEL's successful long-distance initiative resulted in a sequential quarterly growth of 39 percent, from 189,000 customers in the second quarter to 263,000 customers at the end of the third quarter.
    o Wireless penetration reached 10.4 percent, driven by a 25 percent increase in customers, giving ALLTEL one of the highest wireless market penetration rates in the industry.
    o Revenues and operating income from information services were up
      14 percent and 8 percent respectively, showing positive results due to the sale of expanded services to existing customers and heightened market awareness of ALLTEL's ability to offer discrete as well as bundled information services.
    Revenues and operating income from current businesses for the third quarter were $813,746,000 and $190,721,000, respectively. Both were up 10 percent from the previous year, generating a net income from current businesses of $99,495,000, which represents an 11 percent gain over a year ago.
    These third quarter results demonstrate the benefit from our long-term investments in making ALLTEL a pre-eminent provider of integrated telecommunications and information services.
    A major focus of the third quarter was to respond to our customers' desire for one-stop shopping by continuing to integrate our wireline and wireless businesses. We are fully integrating our wireline and wireless businesses at every level, enabling us to better understand and satisfy our customers' evolving needs.
    Information services showed in the third quarter the second consecutive double-digit growth in revenues from current businesses. This performance was driven by new contracts as well as sales of additional services to existing customers. Operating income results improved, even as we made investments in expanding our most valuable service offerings. I am especially pleased with the market's acceptance of the Virtuoso suite of products, our proprietary state-of-the-art customer care and billing system for the wireless industry. Our customers are using the Virtuoso suite of products to support 3.5 million subscribers. In addition, GTE has extended its contract for use of the Virtuoso system through the year 2005.
    In the third quarter the Company continued to focus on its strategic priorities, which include:
    o Maintaining ALLTEL's pre-eminent position as an information technology provider to the financial services industry.
    o Expanding the Company's position as a leading provider of information technology solutions to the communications industry.
    o Continuing to strengthen ALLTEL's geographically-focused, integrated communications business in the Sun Belt and Great Lakes regions.

ALLTEL Completes Purchase of Georgia Telephone Company
Effective October 1, 1997, ALLTEL purchased Georgia Telephone Corporation (GTC) through acquisition of 100 percent of the stock in the Blakely, Ga.-based company. The addition of GTC to ALLTEL's Georgia properties adds nearly 200 miles of fiber optic cable to ALLTEL's 3,000 miles of fiber network in the state, along with more than 6,700 customers.

Board Increases Dividends
ALLTEL's board of directors voted to increase the regular quarterly common dividend from 27.5 cents to 29 cents per share.
    The new indicated annual dividend rate will be $1.16 per common share, an increase of 6 cents or approximately 5.5 percent over the previous rate. This is the 37th consecutive annual dividend increase since the Company's founding. The 29 cent dividend is payable January 3, 1998 to stockholders of record as of December 5, 1997.
    Dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable December 15, 1997 to stockholders of record as of November 21, 1997.

/s/ Joe T. Ford
Joe T. Ford,
Chairman and Chief Executive Officer
October 23, 1997
                                       23